EXHIBIT 99.8

                           AMENDMENT NO. 1 TO
                         LONGVIEW FIBRE COMPANY
                 HOURLY EMPLOYEES 401(K) SAVINGS PLAN

This Amendment is made to the Longview Fibre Company Hourly Employees 401(k) Savings Plan (the "Plan"). The amendments set forth below are effective January 1, 2000, unless a different effective date is specifically identified. All terms defined in the Plan shall have the same meanings when used herein. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1.	The second sentence of Section 3.1 is amended to read as follows:

Each Eligible Employee who was not a Participant as of December 31, 1999 shall become a Participant on the first day of the first payroll period commencing after the date he completes a 12-consecutive-month eligibility period during which he is credited with at least 870 Hours of Service, provided he is an Eligible Employee on such date.

2.	The first sentence of Section 5.1 is amended to read as follows:

The Administrator may authorize the Trustee to accept a Rollover
Contribution in cash, directly from an Eligible Employee or as a direct rollover from another qualified plan on behalf of the Eligible Employee, even if he is not yet a Participant.

3.	The second sentence of Section 13.1(e) is amended to read as follows:

The calculated percentage refers to either the "Deferrals" or "Contributions" (as defined in this Section) made on each Participant's behalf for the Plan Year, divided by his Compensation for the portion of the Plan Year during which he was both an Eligible Employee and a Participant (unless the Company elects, pursuant to Section 2.15, to use Compensation for the entire Plan Year).

4.	Section 13.1(j) is amended to read as follows:

(j)	"Multiple Use Test":  The test described in Section 13.4 which a
Plan must meet where the Alternative Limitation (described in Section 13.2) is used to meet both the ADP and ACP Tests.

5.	Section 13.3(c) is amended to read as follows:

(c)	Investment Fund Sources.  Once the amount of excess Deferrals and/or Contributions is determined, and with regard to excess Contributions, allocated by type of Contribution, within each Account from which amounts are refunded or forfeited, amounts shall first be taken from the Investment Funds in direct proportion to the market value of the Participant's interest in each Investment Fund (which excludes his Loan Account balance) as of the Valuation Date on which the correction is processed.

6.	Effective January 1, 2002, Section 16.6 is amended to read as follows:

16.6	Claims Procedure

(a)	Effective Date.  The claims procedure set forth below is effective for claims decided on or after January 1, 2002. Claims decided prior to January 1, 2002 shall be decided under the claims procedure in effect at the time of such decision.

(b)	Filing Claim.  A Participant or a Beneficiary, or the authorized representative of either (the "Claimant"), who believes that he has been denied benefits to which he is entitled under the Plan may file a written claim for such benefits with the person or entity designated by the Administrator (the "Initial Claim Reviewer"). (If the Administrator fails to designate an Initial Claim Reviewer, then the Administrator shall be the Initial Claim Reviewer.) The Initial Claim Reviewer may prescribe a form for filing such claims, and, if it does so, a claim will not be deemed properly filed unless such form is used, but the Initial Claim Reviewer shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason.

(c)	Claim Review.  Claims that are properly filed will be reviewed by the
Initial Claim Reviewer, which will make its decision with respect to such claim and notify the Claimant in writing of such decision within 90 days (45 days in the case of a claim related to the Participant's Disability) after the Initial Claim Reviewer's receipt of the written claim, provided that the 90-day period (45-day period in the case of a claim related to the Participant's Disability) can be extended for up to an additional 90 days (30 days in the case of a claim related to the Participant's Disability) if the Initial Claim Reviewer determines that special circumstances require an extension of time to process the claim and the Claimant is notified in writing of the extension prior to the termination of the initial 90-day period (45-day period in the case of a claim related to the Participant's Disability). The extension notice shall indicate the special circumstances requiring the extension and the date by which the Initial Claim Reviewer expects to render its decision on the claim. Claims related to the Participant's Disability shall be subject to such additional procedures as are specified in 29 C.F.R. 2560.503-1 for disability claims.

If the claim is wholly or partially denied, the written response to the Claimant shall include:

(1)	The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or information is necessary;

(4)	A description of the Plan's claim appeal procedure (and the time limits applicable thereto), as set forth in subsection (d) immediately below, including a statement of the Claimant's right to bring a civil action under
Section 502(a) of ERISA following an adverse determination on appeal; and

(5)	In the case of an adverse benefit determination related to the
Participant's Disability:

(i)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon request; or

(ii)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request."

(d)	Appeal.  If the claim is denied in whole or in part, the Claimant may appeal such denial by filing a written appeal with the Administrator within 60 days (180 days in the case of a claim related to the Participant's Disability) of receiving written notice that the claim has been denied. Such appeal should include:

(1)	A statement of the grounds on which the appeal is based;

(2)	Reference to the specific Plan provisions that support the claim;

(3)	The reason(s) or argument(s) why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and

(4)	Any other comments, documents, records or information relating to the claim that the Claimant wishes to include.

Appeals will be considered by the Administrator, which will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Administrator will not afford any deference to the Initial Claim Reviewer's denial of the claim.

The Administrator will make its decision with respect to any appeal, and notify the Claimant in writing of such decision, within 60 days (45 days in the case of a claim related to the Participant's Disability) after the Administrator's receipt of the written appeal; provided that the 60-day period (45-day period in the case of a claim related to the Participant's Disability) can be extended for up to an additional
60 days (45 days in the case of a claim related to the Participant's Disability) if the Administrator determines that special circumstances require an extension of time to process the appeal and the Claimant is notified in writing of the extension prior to the termination of the initial 60-day period (45-day period in the case of a claim related to the Participant's Disability). The extension notice shall indicate the special circumstances requiring the extension and the date by which the Administrator expects to render its decision on the appeal.

In the event the claim is denied on appeal, the written denial will include:

(1)	The specific reason or reasons for the denial;

(2)	References to the specific Plan provisions on which the denial is based;

(3)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (within the meaning of subsection (e) below) to his claim;

(4)	A statement of the Claimant's right to bring a civil action under
Section 502(a) of ERISA; and

(5)	in the case of an adverse benefit determination related to the
Participant's Disability:

(i)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon request;

(ii)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(iii)	the following statement:  "You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office or your State insurance regulatory agency."

(e)	Relevance of Documents, Records and Other Information.  In connection with a claim denial (either an initial denial by the Initial Claim Reviewer or a denial on appeal by the Administrator), the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, documents, records and other information relevant to his claim. A document, record or other information will be considered "relevant" to a Claimant's claim, if such document, record or other information:

(1)	Was relied upon by the Initial Claim Reviewer or the Administrator in reaching its decision on the claim (i.e., the benefit determination);

(2)	Was submitted, considered or generated in the course of deciding the claim, without regard to whether the document, record or other information was relied upon by the Initial Claim Reviewer or the Administrator in reaching its decision on the claim; or

(3)	Demonstrates compliance with the administrative processes and safeguards required under Department of Labor regulations in making the benefit determination.

(f)	Statute of Limitations and Standard of Review.  A Claimant may not bring an action under Section 502(a) of ERISA or otherwise with respect to his claim until he has exhausted the foregoing procedure. Any such action must be filed in a court of competent jurisdiction within 180 days after the date on which the Claimant receives the Administrator's written denial of the Claimant's claim on appeal or it shall be forever barred. Any further review, judicial or otherwise, of the Administrator's decision on the Claimant's claim will be limited to whether, in the particular instance, the Administrator abused its discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, as the Administrator has discretionary authority to determine eligibility for benefits and to construe and interpret the terms of the Plan.

Longview Fibre Company has caused this Amendment to be executed on the date indicated below.

                                LONGVIEW FIBRE COMPANY

Dated:  December 30, 2002       By:  L. J. McLaughlin
                               Its:  Sr. Vice President-Finance